EXECUTION VERSION

SENIOR BRIDGE CREDIT AGREEMENT

among

NORTHWESTERN CORPORATION,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

CREDIT SUISSE SECURITIES (USA) LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers

BANK OF AMERICA, N.A.,
as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent,

and

CREDIT SUISSE AG,
as Administrative Agent

Dated as of November 12, 2013

SECTION 1.	DEFINITIONS	1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	19
SECTION 2.	THE FACILITY	20
2.1.	Commitments	20
2.2.	Procedure for Borrowing	20
2.3.	Repayment of Loans; Evidence of Debt	20
2.4.	Fees	21
2.5.	Termination or Reduction of Commitments	22
2.6.	Optional and Mandatory Prepayments	22
2.7.	Conversion and Continuation Options	23
2.8.	Minimum Amounts and Maximum Number of Eurodollar Tranches	23
2.9.	Interest Rates and Payment Dates	24
2.10.	Computation of Interest and Fees	24
2.11.	Inability to Determine Interest Rate	25
2.12.	Pro Rata Treatment and Payments	25
2.13.	Requirements of Law	26
2.14.	Taxes	28
2.15.	Indemnity	31
2.16.	Illegality	31
2.17.	Change of Lending Office	31
2.18.	Replacement of Lenders under Certain Circumstances	32
2.19.	Defaulting Lenders	32
SECTION 3.	REPRESENTATIONS AND WARRANTIES	33
3.1.	Financial Condition	33
3.2.	No Change	34
3.3.	Corporate Existence; Compliance with Law	34
3.4.	Corporate Power; Authorization; Enforceable Obligations	34
3.5.	No Legal Bar	35
3.6.	No Material Litigation	35
3.7.	No Default	35
3.8.	Ownership of Property	35
3.9.	Intellectual Property	35
3.10.	Taxes	36
3.11.	Federal Regulations	36
3.12.	Labor Matters	36
3.13.	ERISA	36
3.14.	Investment Company Act; Other Regulations	37
3.15.	Subsidiaries	37
3.16.	Environmental Matters	37
3.17.	Accuracy of Information, etc.	38
3.18.	Solvency	38
3.19.	Anti-Corruption; OFAC; Anti-Money Laundering	38

SECTION 4.	CONDITIONS PRECEDENT	39
4.1.	Conditions Precedent to Signing Date	39
4.2.	Conditions to Closing Date	40
SECTION 5.	AFFIRMATIVE COVENANTS	42
5.1.	Financial Statements	42
5.2.	Certificates; Other Information	43
5.3.	Payment of Obligations	44
5.4.	Conduct of Business and Maintenance of Existence; Compliance	44
5.5.	Maintenance of Property; Insurance	44
5.6.	Inspection of Property; Books and Records; Discussions	45
5.7.	Notices	45
5.8.	Environmental Laws	46
5.9.	Further Assurances	46
5.10.	Use of Proceeds	46
5.11.	Credit Ratings	46
SECTION 6.	NEGATIVE COVENANTS	47
6.1.	Consolidated Debt to Capitalization Ratio	47
6.2.	Limitation on Fundamental Changes	47
6.3.	Limitation on Transactions with Affiliates	47
6.4.	Limitation on Changes in Fiscal Periods	47
6.5.	Limitation on Negative Pledge Clauses	47
6.6.	Limitation on Restrictions on Subsidiary Distributions	48
6.7.	Limitation on Lines of Business	48
SECTION 7.	EVENTS OF DEFAULT	48
SECTION 8.	THE ADMINISTRATIVE AGENT	50
8.1.	Appointment	50
8.2.	Delegation of Duties	51
8.3.	Exculpatory Provisions	51
8.4.	Reliance by the Administrative Agent	51
8.5.	Notice of Default	52
8.6.	Non-Reliance on Administrative Agent and Other Lenders	52
8.7.	Indemnification	52
8.8.	Administrative Agent in Its Individual Capacity	53
8.9.	Successor Agents	53
8.10.	The Joint Lead Arrangers; the Syndication Agent; the Documentation Agent	53
SECTION 9.	MISCELLANEOUS	54
9.1.	Amendments and Waivers	54
9.2.	Notices	55
9.3.	No Waiver; Cumulative Remedies	57
9.4.	Survival of Representations and Warranties	58
9.5.	Payment of Expenses	58

9.6.	Successors and Assigns; Participations and Assignments	59
9.7.	Adjustments; Set-off	63
9.8.	Counterparts	64
9.9.	Severability	64
9.10.	Integration	64
9.11.	Governing Law	65
9.12.	Submission To Jurisdiction; Waivers	65
9.13.	No Fiduciary Duty	65
9.14.	Confidentiality	66
9.15.	Accounting Changes	66
9.16.	WAIVERS OF JURY TRIAL	67
9.17.	USA PATRIOT ACT	67
9.18.	Electronic Execution of Assignments	67

APPENDIX:

Commitment Appendix

ANNEXES:

A	Pricing Grid

SCHEDULES:

1.1	Permitted Assignees
3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.8	Title to Property
3.14	Limiting Regulations
3.15	Subsidiaries
3.16	Environmental
6.3	Affiliate Transactions
6.5	Negative Pledge Limitations

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Secretary’s Certificate
C	Form of Note
D	Form of Assignment and Acceptance
E	Form of Exemption Certificate
F	Form of Borrowing Notice
G	Form of New Solvency Certificate

v

SENIOR BRIDGE CREDIT AGREEMENT, dated as of November 12, 2013, among NORTHWESTERN CORPORATION d/b/a NORTHWESTERN ENERGY, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement (such term and each other capitalized term used but not defined in these recitals having the meaning assigned to it in Section 1.1), the Borrower will acquire the Acquired Facilities;

WHEREAS, the Borrower desires that the Lenders make Loans on the Closing Date in an aggregate principal amount of up to $900,000,000, the proceeds of which will be used solely to pay (a) the cash consideration in accordance with the Acquisition Agreement and (b) Transaction Costs; and

WHEREAS, the Borrower desires to enter into, and the Lenders are willing to provide, the senior unsecured bridge credit facility set forth herein to finance the Acquisition and the payment of such Transaction Costs:

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”:  as defined in Section 9.15.

“Acquired Facilities”:  the below-listed hydroelectric generating facilities and storage reservoir, and certain facilities and other assets associated therewith and ancillary thereto to be purchased by the Borrower from the Seller under the Acquisition Agreement: (i) Hebgen Lake storage reservoir, (ii) Madison Dam hydroelectric generating facility, (iii) Hauser Dam hydroelectric generating facility, (iv) Holter Dam hydroelectric generating facility, (v) Black Eagle Dam hydroelectric generating facility, (vi) Rainbow Dam hydroelectric generating facility, (vii) Cochrane Dam hydroelectric generating facility, (viii) Ryan Dam hydroelectric generating facility; (ix) Morony Dam hydroelectric generating facility; (x) Kerr Dam hydroelectric generating facility, (xi) Thompson Falls Dam hydroelectric generating facility and (xii) Mystic Dam hydroelectric generating facility.

“Acquisition”:  the acquisition by the Borrower of the Acquired Facilities pursuant to the Acquisition Agreement.

“Acquisition Agreement”:  the Purchase and Sale Agreement dated as of September 26, 2013, between PPL Montana, LLC and the Borrower.

“Administrative Agency Fee Letter”:  the Administrative Agency Fee Letter dated as of November 12, 2013, between Credit Suisse AG and the Borrower.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

“Agreement”:  this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Law”:  as defined in Section 3.19(a).

“Anti-Money Laundering Laws”:  as defined in Section 3.19(c).

“Applicable Margin”:  as of any date, with respect to any Base Rate Loan or Eurodollar Loan, the percentage set forth in the Pricing Grid under “Base Rate Margin” or “Eurodollar Margin,” respectively, in each case based on the then-current Debt Rating.

“Assignee”:  as defined in Section 9.6(c).

“Assignor”:  as defined in Section 9.6(c).

“Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be determined on such day at approximately 11 a.m. (London time) by reference to LIBOR as published on such date on the applicable Reuters screen page (or any such other service provider’s such quotation screen that is selected by the Administrative Agent) for an Interest Period of one month’s duration.  For purposes hereof:  “Prime Rate” shall mean the rate of interest in effect for such day as determined from time to time by Credit Suisse as its “prime rate” in New York City and notified to the Borrower (the “prime rate” is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the Base Rate due to a change in the Eurodollar Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Eurodollar Rate, the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 9.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 9.2.

“Borrowing Notice”:  with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, delivered to the Administrative Agent.

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, however,  notwithstanding any accounting rule or interpretation under GAAP, Capital Lease Obligation shall not include (a) any Contractual Obligation arising under a power purchase and sale agreement, tolling agreement, off-take agreement, capacity sale agreement or other similar agreement, or (b) any obligations under leases or other agreements created by Accounting Standards Codification 810-10 issued by the Financial Accounting Standards Board.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, “Capital Stock” shall exclude any debt security that is convertible into, or exchangeable for, Capital Stock (whether or not such debt securities include any right of participation with Capital Stock).

“Change of Control”:  the occurrence of any of the following events:  (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the board of directors, (ii) nominated by any Person having, as of the Closing Date, beneficial ownership of 20% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower, nor (iii) appointed by directors so nominated; or (c) the Borrower shall be liquidated or dissolved.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.2 shall have been satisfied, which date shall be not later than the Commitment Termination Date.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name in the Commitment Annex attached hereto, or, as the case may be, in the assignment and acceptance pursuant to which such Lender became party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Commitments is $900,000,000.

“Commitment Date”:  September 26, 2013.

“Commitment Termination Date”: the earliest of (a) September 26, 2014; provided that such date may be extended by the Borrower by notice in writing to the Administrative Agent to a date not later than March 26, 2015 if, as of such earlier date, one or more governmental or regulatory approvals required as a condition to the consummation of the Acquisition (as set forth in the Acquisition Agreement) have not yet been obtained by the Borrower or the Seller, as applicable, and, as a result thereof, the closing of the Acquisition has not occurred, (b) the date that the Acquisition Agreement is terminated or expires and (c) the date on which the Joint Lead Arrangers receive written notice from the Borrower of its election to terminate the Commitments in full.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.

“Consolidated Debt to Capitalization Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) the sum of Consolidated Net Worth and Consolidated Funded Debt on such day.

“Consolidated Funded Debt”:  at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Suisse”:  as defined in the preamble hereto.

“Debt Rating”:  as of any date of determination, those credit ratings then published by the Ratings Agencies with respect to the Borrower’s non-credit-enhanced, senior unsecured long-term debt.  For purposes of the foregoing:  (a) if a Debt Rating is issued by each of the Ratings Agencies and there is a split rating, then the two highest of such Debt Ratings shall apply (with the Debt Rating for Pricing Level V being the lowest and the Debt Rating for Pricing Level I being the highest) in determining the Pricing Level; (b) if there is a single level split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the higher Debt Rating of the two highest shall apply in determining the Pricing Level or, if there is a multiple-level split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the Debt Rating that is one level lower than the highest rating shall apply in determining the Pricing Level; (c) if only two Rating Agencies have published Debt Ratings, the Debt Ratings of such Rating Agencies shall be used in determining the Pricing Level and clause (b) of this paragraph shall apply in the event of a split between such two Debt Ratings; (d) if only one Rating Agency has published a Debt Rating, the Debt Rating of such Rating Agency shall be used in determining the Pricing Level; (e) if the Borrower’s noncreditenhanced, senior unsecured long-term debt is not rated by any of the Rating Agencies, Pricing Level V shall apply for purposes of determining the Applicable Margin; (f) if any Debt Rating established by a Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change; and (g) if any Rating Agency shall change its system of classification after the date hereof, each reference to the Debt Rating announced by such Rating Agency shall refer to the then-equivalent rating thereby, as the case may be.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events specified in clauses (a) through (j) of Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.19, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition”: (a) with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (or, in each case, any series of related dispositions) and (b) for the purposes of the definition of “Specified Asset Sale”, any issuance or sale by any Subsidiary of the Borrower of Equity Interests or Equity-Linked Securities, except to the extent constituting an Excluded Equity Issuance under clause (c) thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  JPMorgan Chase Bank, N.A.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Interests”:  Capital Stock of the Borrower or any of its Subsidiaries, and all warrants, options or other rights to acquire Capital Stock of the Borrower or any Subsidiary (but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock).

“Equity-Linked Securities”: securities of the Borrower or any of its Subsidiaries that are convertible into, or exchangeable for Equity Interests of the Borrower or any Subsidiary, including any securities issued by any of such Persons that are pledged to secure any obligation of any holder to purchase Equity Interests of the Borrower or any of its Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the London interbank offered rate (or comparable successor rate approved by the Administrative Agent) (“LIBOR”) for deposits in Dollars as published on the applicable Reuters screen page (or such other service providing such quotations that is selected by the Administrative Agent) for a period equal to such Interest Period; provided that the rate for any two-week Interest Period permitted hereunder shall be equal to such rate published or quoted for a one-month period.

“Eurodollar Loans”:  Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Tranche”:  the collective reference to one or more Eurodollar Loans under the Facility for which the then current Interest Period begins on the same date and ends on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in clauses (a) through (j) of Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Debt Financing”: any incurrence of Indebtedness by the Borrower or any of its Subsidiaries in the form of (a) any refinancing of the Existing Credit Agreement that does not increase the aggregate amount thereof, (b) any refinancing of commercial paper, (c) any issuance of commercial paper or incurrence of Indebtedness under bilateral working capital facilities in the ordinary course and consistent with the Borrower’s past practices, (d) any incurrence of Indebtedness to finance one or more acquisitions of regulated rate-base assets, (e) any refinancing of debt securities (i) outstanding on the date hereof or (ii) issued in respect of any such refinancing of debt securities outstanding on the date hereof, in an aggregate principal amount not to exceed $150,000,000 and (f) to the extent constituting Indebtedness, any Equity-Linked Securities; provided that Indebtedness incurred from and after the Commitment Date pursuant to clause (b) and (d) of this paragraph shall not in the aggregate exceed $300,000,000.

“Excluded Equity Issuance”: any issuance or sale of Equity Interests or Equity-Linked Securities by the Borrower or its Subsidiaries (a) to the Borrower or any Subsidiary, (b) in connection with the Borrower’s existing “dribble out” program (as the same may be renewed, replaced or succeeded by any similar program) in an aggregate amount not to exceed $100,000,000 from and after the Commitment Date and (c) pursuant to any employee stock plan, stock options or stock purchase plan, management equity plan, equity compensation plan, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Borrower or any of its Subsidiaries existing on the Commitment Date or such similar plans, arrangements or accommodations that may be entered into thereafter in the ordinary course of business and (d) any such issuance or sale which does not constitute a Specified Asset Sale pursuant to the proviso to the definition of “Specified Asset Sale.”

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement dated as of November 5, 2013, among the Borrower, the several lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Facility”:  the Commitments and the Loans made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters”: each of (a) the Fee Letter dated as of September 26, 2013, among Credit Suisse, Credit Suisse Securities (USA) LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrower and (b) the Administrative Agency Fee Letter.

“Fitch”:  Fitch, Inc. and any successor thereto.

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating lease under GAAP since the Commitment Date, then solely with respect to the accounting treatment of any such leases, GAAP shall be interpreted as it was in effect on the Commitment Date.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any securities exchange (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender”:  as defined in Section 9.6(j).

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), other than any such indebtedness arising solely in connection with the Borrower’s gas storage arrangements, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Mandatory Redeemable Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 9.5.

“Indemnitee”:  as defined in Section 9.5.

“Indentures”:  collectively, the Montana First Mortgage Indenture and the South Dakota First Mortgage Indenture.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at Law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, in connection with the initial Interest Period hereunder or if agreed to by all Lenders, two weeks), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, in connection with the initial Interest Period hereunder or if agreed to by all Lenders, two weeks) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)           the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and

(3)           any Interest Period (other than a two-week Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment”:  any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or any other investment in, any other Person.

“Joint Lead Arrangers”: Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacity as Joint Lead Arrangers.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender”:  as defined in the preamble hereto.

“Lender Parties”:  as defined in Section 9.13.

“LIBOR”: as defined in the definition of “Eurodollar Base Rate”.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference,

priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  the loan made by each Lender pursuant to this Agreement.

“Loan Documents”:  collectively, this Agreement and the Notes.

“Mandatory Redeemable Stock”:  with respect to any Person, any share of such Person’s Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets (except for consideration comprised of Capital Stock of such Person which is not Mandatory Redeemable Stock), (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Material Subsidiary”:  (i) each Subsidiary designated as a “Material Subsidiary” in Schedule 3.15, and (ii) each other Subsidiary whose total assets as of the end of any fiscal year equal or exceed $50,000,000.

“Maturity Date”: the day that is 364 days after the Closing Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Montana First Mortgage Indenture”:  the Mortgage and Deed of Trust dated October 1, 1945 from the Borrower (as successor to Montana Power) to the trustees named therein, as supplemented and amended to the date hereof.

“Montana Power”:  The Montana Power, L.L.C., a Montana limited liability company, acquired by the Borrower on February 15, 2002.

“Montana Utility Business”:  the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the State of Montana or otherwise subject to the Lien of the Montana First Mortgage Indenture.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any Specified Asset Sale by the Borrower or any Subsidiary, the aggregate amount of all cash or cash equivalent proceeds (including any cash or cash equivalent proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Borrower or a Subsidiary in respect of such Specified Asset Sale, net of (i) all reasonable third-party attorneys’, accountants’, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or a Subsidiary in connection with such Specified Asset Sale, (ii) all taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made with respect to any obligation (x) secured by any property or assets subject to such Specified Asset Sale, in accordance with the terms of any Lien upon such property or assets or (y) that must by its terms or the terms of any Indebtedness outstanding on the date hereof (or any refinancing thereof permitted under the Existing Credit Agreement) be paid from the proceeds of such Specified Asset Sale, (iv) the amount of any purchase price or similar adjustment, or any reserve in respect of such adjustment established in accordance with GAAP, (x) claimed by any Person to be owed by the Borrower or a Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or a Subsidiary, in either case in respect of such Specified Asset Sale (it being understood that any subsequent reduction of such reserve (other than in connection with the payment of the corresponding liability) shall be deemed to be Net Cash Proceeds); and (b) with respect to any other Reduction Event, the aggregate amount of all cash or cash equivalent proceeds received by the Borrower or any Subsidiary in respect of such Reduction Event, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower or such Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof; provided that, in respect of the proceeds of Specified Asset Sale that constitutes or results from a Property Loss Event only, if the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest or commitment to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent such Net Cash Proceeds are not so used or are not committed to be so used pursuant to a binding contract at the end of such 180 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds.

“Non-Excluded Taxes”:  as defined in Section 2.14(a).

“Non-U.S. Lender”:  as defined in Section 2.14(d).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (except any such taxes imposed as a result of any assignment other than pursuant to Section 2.18) as a result of a present or former connection between the applicable Lender or Administrative Agent and the jurisdiction imposing such tax.

“Participant”:  as defined in Section 9.6(b).

“Participant Register”: as defined in Section 9.6(b).

“Patriot Act”:  the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permanent Acquisition Financing”: any Specified Debt Financing or Specified Equity Issuance, other than the Facility, the proceeds of which shall be used to finance, in whole or in part, the Acquisition, any refinancing of the Indebtedness incurred under this Agreement, or the payment of fees and expenses incurred in connection with the foregoing.

“Permitted Assignees”:  the persons listed on Schedule 1.1.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 9.2.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Pricing Level”:  each of “Pricing Level I” through “Pricing Level V” set forth in the Pricing Grid.

“Pro Forma Financial Statements”:  as defined in Section 3.1(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Property Loss Event”:  any loss of or damage to Property of, or any taking of the Property of, the Borrower or any Subsidiary for which such Person receives insurance or condemnation proceeds.

“Pro Rata Share”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Loans then outstanding constitutes of the Total Loans then outstanding).

“Public Lender”: as defined in Section 9.2.

“Rating Agencies”:  Fitch, Standard & Poor’s and Moody’s.

“Reduction Event”: any Specified Asset Sale, Specified Debt Financing or Specified Equity Issuance, in each case, other than any Excluded Debt Financing or Excluded Equity Issuance.

“Register”:  as defined in Section 9.6(f).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Fund”:  with respect to any Lender, any Person (other than an individual) that (x) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (y) is managed or administered by such Lender, an Affiliate of such Lender or an entity or an Affiliate of an entity that administers or manages such Lender.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the Total Loans then outstanding, in each case excluding the aggregate Commitments of, and Loans made by, Defaulting Lenders.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person, or any other officer of such Person designated as a Responsible Officer by any one of the foregoing.

“Sanctions”:  as defined in Section 3.19(b)(i).

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SEC Reports”:  the publicly available (unredacted) portion of all reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor form.

“Seller”: PPL Montana, LLC in its capacity as the “Seller” under the Acquisition Agreement.

“Signing Date”:  the first date on which the conditions precedent in Section 4.1 have been satisfied.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“South Dakota First Mortgage Indenture”:  the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee, as supplemented and amended to the date hereof.

“South Dakota Utility Business”:  the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the States of South Dakota and Nebraska and all of the Borrower’s other assets that are subject to the Lien of the South Dakota First Mortgage Indenture (which consists principally, as of the date hereof, of the shared ownership interests in electric generation facilities located in the States of North Dakota and Iowa).

“SPC”:  as defined in Section 9.6(j).

“Specified Asset Sale”:  any Disposition by the Borrower or any of its Subsidiaries, including any Disposition that results from a Property Loss Event; provided that none of the following will be deemed to constitute a Specified Asset Sale:  (a) any Disposition to the Borrower or any Subsidiary; (b) any Disposition in the ordinary course of business; (c) any Disposition for which the Borrower or its Subsidiaries receive aggregate Net Cash Proceeds of less than $10,000,000; (d) any Disposition of products or services in the ordinary course of business (including power, capacity, energy, ancillary services, fuel (including natural gas, petroleum, natural gas liquids, liquefied natural gas and coal), fuel transportation and storage, transmission rights, emission, renewable energy, environmental and “cap and trade”-related credits, assets or attributes, and other products or services), or any Disposition in the ordinary course of business of any other inventory or contracts related to any of the foregoing (in each case, whether in physical, financial or any other form)); (e) any Disposition of Property which is damaged, worn-out or obsolete or otherwise not used or useful in connection with the business of the Borrower or the Subsidiary making such Disposition; (f) the Disposition (or any discount), in each case without recourse, of accounts receivable, but only in connection with the compromise or collection thereof; (g) the licensing of Intellectual Property; (h) the Disposition of cash or cash equivalents; (i) the declaration and payment of distributions, dividends or any other payment made in cash, property, obligations or other notes, in each case in respect of the Capital Stock of the Borrower; (j) any exchange of like property in the ordinary course of business (excluding any “boot” thereon) for use in the Utility Business with a fair market value not to exceed $10,000,000; (k) any Disposition of Property in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action (excluding any Disposition that results from a Property Loss Event); and (l) the granting of a Lien.

“Specified Debt Financing”:  any incurrence of Indebtedness (a) in the form of any issuance of debt securities (whether in a public offering or a private placement) or (b) which constitutes indebtedness for borrowed money (other than the Loans), by the Borrower or any of its Subsidiaries.

“Specified Equity Issuance”:  any issuance or sale by the Borrower of Equity Interests or Equity-Linked Securities, other than any Excluded Equity Issuance.

“Standard & Poor’s”:  Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stated Maturity”:  with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”:  Bank of America, N.A.

“Target Material Adverse Effect”:  changes or events that, individually or collectively are materially adverse to the assets, liabilities, operations or financial condition of the Acquired Facilities, taken as a whole, except for any such change or event resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Seller operates the Acquired Facilities, whether international, national, regional or local, (b) changes in international, national, regional, state or local wholesale or retail markets (including market description or pricing) for energy, electricity, fuel supply or ancillary services, including those due to actions by competitors, (c) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities) except to the extent resulting in damage to the Acquired Facilities, (d) changes in international, national, regional, state or local electric transmission or distribution systems, including the operation or condition thereof, (e) any changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (f) strikes, work stoppages or other labor disturbances, (g) effects of weather or meteorological events, including climate change, (h) any change of Law, accounting standards or regulatory policy adopted or approved by any Governmental Authority or proposed by any Person, (i) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (j) the announcement, execution or delivery of the Acquisition Agreement or the consummation of the transactions contemplated thereby, and (k) any actions specifically required to be taken or consented to pursuant to or in accordance with the Acquisition Agreement; provided, in the case of clauses (c), (d), (f), (g) and (h), such changes or events do not disproportionately impact the Acquired Facilities relative to other electric power generating facilities located in the WECC service territory. The capitalized terms used in this definition and not otherwise defined in this Agreement shall have the meanings set forth in the Acquisition Agreement.

“Total Commitment”:  at any time, the aggregate amount of the Commitments then in effect.

“Total Loans”:  at any time, the aggregate principal amount of the Loan of the Lenders outstanding at such time.

“Transaction Costs” fees and expenses incurred in connection with the Transactions.

“Transactions”: (i) the Acquisition, (ii) the execution, delivery and performance of this Agreement, including the funding of the Loans hereunder and the application of the proceeds thereof and (iii) payment of the Transaction Costs.

“Transferee”:  as defined in Section 9.14.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Undrawn Commitment Fee”:  as defined in Section 2.4.

“Utility Business”:  the regulated electric and natural gas utility business and operations of the Borrower and its Subsidiaries, including the Acquired Facilities.

1.2.           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall not be exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  THE FACILITY

2.1.           Commitments.  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make a Loan in Dollars in a single drawing on the Closing Date to the Borrower in an amount equal to such Lender’s Pro Rata Share of the amount requested by the Borrower in a Borrowing Notice delivered pursuant to Section 2.2; provided that the aggregate principal amount of the Loan made by such Lender pursuant to this Section 2.1 shall not exceed such Lender’s Commitment.  Amounts repaid or prepaid in respect of any Loans may not be reborrowed.

2.2.           Procedure for Borrowing.  The Borrower shall request the Loans by delivering to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the Closing Date, in the case of Base Rate Loans).  The borrowing of the Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  The Borrowing Notice shall be by telephone, confirmed promptly in writing, or by telecopier or electronic communication, in substantially the form of Exhibit F, specifying therein the requested (i) date of such Borrowing, (ii) the amount of Loans requested, (iii) Type of Loans comprising such Borrowing, (iv) Borrower’s account for such Loans and (v) in the case of any Loans requested to be made as Eurodollar Loans, the initial Interest Period therefor.  If no election as to the Type of Loans is specified in the Borrowing Notice, then the requested Loans shall be Base Rate Loans.  If no Interest Period with respect to any Eurodollar Loans is specified in any such Borrowing Notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Upon receipt of the Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make its Pro Rata Share of the amount of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Closing Date in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3.           Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7) and the Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The entries made in the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Borrower agrees that, upon its receipt of notice of the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the forms of Exhibit C (a “Note”), with appropriate insertions as to date and then outstanding principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.4.           Fees.

(a)           Undrawn Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an undrawn commitment fee (the “Undrawn Commitment Fee”) which shall accrue at a rate equal to 0.15% per annum on the actual daily amount of the undrawn Commitment of such Lender during the period from and including the Signing Date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the earlier of (x) the Closing Date and (y) the date of termination in full of the Commitments, commencing on the first of such dates to occur after the date hereof; provided, however, that no Undrawn Commitment Fee shall accrue on any Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           Duration Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender :

(i)           on the 90th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.50% of the aggregate principal amount of Loans of such Lender then outstanding;

(ii)           on the 180th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.75% of the aggregate principal amount of Loans of such Lender then outstanding; and

(iii)           on the 270th day after the Closing Date, a fully earned and non-refundable duration fee equal to 1.00% of the aggregate principal amount of Loans of such Lender then outstanding.

(c)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates agreed to in the Fee Letters (or otherwise from time to time agreed to in writing by the Borrower and the Administrative Agent).

2.5.           Termination or Reduction of Commitments.

(a)           Unless previously reduced or terminated in accordance with this Agreement, (i) each Lender’s Commitment shall automatically and permanently reduce by the amount of each Loan made by such Lender, and (ii) each Lender’s Commitments shall automatically and permanently terminate on the earlier of (A) the funding of the Loans on the Closing Date in accordance with Section 2.01 and (B) the Commitment Termination Date.

(b)           The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, without premium or penalty, to terminate the Commitments or, from time to time, to reduce the aggregate amount of the Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

(c)           Upon the occurrence of any Reduction Event prior to the funding of the Loans on the Closing Date, the Commitments shall be automatically and permanently reduced by an amount equal to the Net Cash Proceeds of such Reduction Event.  The Borrower shall notify the Administrative Agent of any Reduction Event and the Net Cash Proceeds thereof no later than the date of such Reduction Event, and the Administrative Agent shall promptly notify the Lenders of such Reduction Event.

2.6.           Optional and Mandatory Prepayments.

(a)           The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (but including breakage costs, if any, pursuant to Section 2.15), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)           Upon the occurrence of any Reduction Event after the funding of the Loans on the Closing Date, the Borrower shall prepay Loans in a principal amount equal to the Net Cash Proceeds of such Reduction Event.  Any such prepayment shall be effected within three Business Days after receipt of such Net Cash Proceeds.  The Borrower shall notify the Administrative Agent of any Reduction Event and the Net Cash Proceeds thereof not later than the date of such Reduction Event, and the Administrative Agent shall promptly notify the Lenders of such Reduction Event.

2.7.           Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day prior irrevocable notice, no later than 11:00 a.m., New York City time, of such election; provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election no later than 11:00 a.m., New York City time, three Business Days prior thereto (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month (or if agreed to by all Lenders, two weeks) prior to the Maturity Date.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

(b)           The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under the Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month (or if agreed to by all Lenders, two weeks) prior to the Maturity Date of the Facility; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8.           Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each

Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.9.           Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate applicable to such Eurodollar Loan plus the Applicable Margin with respect to Eurodollar Loans in effect for such day.

(b)           Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin with respect to Base Rate Loans in effect for such day.

(c)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the amount of principal of such Loan which is overdue shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to such Loan pursuant to the foregoing provisions of this Section 2.9 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans (including the Applicable Margin) plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10.           Computation of Interest and Fees.

(a)           Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11.           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.12.           Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the Pro Rata Shares of the Lenders.  Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to such Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)           The application of any payment of Loans under the Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under the Facility and, second, to Eurodollar Loans under the Facility.  Each payment of the Loans  shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall, in the Administrative Agent’s sole discretion, be deemed to have been on the next following Business Day.  Except as otherwise provided herein, if any payment hereunder becomes due and payable, or the performance of any covenant, duty or obligation is stated to be due or required, on a day other than a Business Day, such payment or performance shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the Facility, on demand, from the Borrower.

(f)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)           Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

2.13.           Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject any Lender to any tax of any kind whatsoever with respect to any Loan made by it, other than Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  For purposes of this clause (a) and clause (b) below, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Requirement of Law regardless of the date enacted, adopted or issued.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)           A certificate as to any additional amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14.           Taxes.

(a)           All payments made by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except as required by Law), excluding taxes imposed on or measured by net income, franchise taxes and branch profits taxes, in each case (i) imposed on the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender being organized under the Laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing the tax or (ii) a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes, including all such amounts applicable to additional sums payable under this Section 2.14) interest and all other amounts payable at the rates or in the amounts specified in the applicable Loan Documents; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or the Administrative Agent’s failure to comply with the requirements of paragraph (d) or (e) of this Section, as applicable, (ii) that are United States withholding taxes imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a) or (iii) any U.S. federal withholding taxes imposed under FATCA.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a duly completed statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by such recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.  Any Lender that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.  In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting.  Notwithstanding anything to the contrary in this Section 2.14(d), the completion, execution and submission of such documentation (other than the Form W-8BEN, the Form W-8ECI, the statement provided in Exhibit E and the Form W-9 described in this Section 2.14(d) and the documentation described below in Section 2.14(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)           The Borrower shall, subject to the limitations provided in subclauses (i) through (iii) in the last sentence of Section 2.14(a), indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent or the applicable Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of such Lender, shall be conclusive absent manifest error.

(g)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.15.           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16.           Illegality.  Notwithstanding any other provision herein, if after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

2.17.           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a) or 2.16 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13, 2.14(a) or 2.16.

2.18.           Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace with a replacement financial institution any Lender that (a) requests compensation for amounts owing pursuant to Section 2.13 or if the Borrower is required to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or gives a notice of illegality pursuant to Section 2.16, (b) defaults in its obligation to make Loans hereunder (or is otherwise a Defaulting Lender) or (c) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.16, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 (as though Section 2.15 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.19.           Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Certain Fees.  That Defaulting Lender shall not be entitled to receive any Undrawn Commitment Fee pursuant to Section 2.4(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent  agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants on the Closing Date and, except for Sections 3.1(a), 3.4(b), 3.5(b) and 3.18, the Signing Date, to the Administrative Agent and each Lender that:

3.1.           Financial Condition.

(a)           The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 4.2(b)(ii) and related pro forma statement of income (including the notes thereto) (the “Pro Forma Financial Statement”), have been prepared in good faith based on information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its Subsidiaries as of the date of such consolidated balance sheet and for the period covered by such pro forma statement of income.

(b)           The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by a report from Deloitte & Touche LLP, a copy of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and cash flows for the period then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2013 and June 30, 2013 and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, copies of which have heretofore been furnished to the Administrative Agent, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the results of their operations and cash flows for the three-month periods then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in this paragraph or disclosed in SEC Reports filed prior to the date hereof.  During the period from September 30, 2013 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property except as has been expressly disclosed in SEC Reports filed prior to the date hereof.

3.2.           No Change.  Since December 31, 2012 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect except as has been expressly disclosed in SEC Reports filed prior to the date hereof.

3.3.           Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent to so qualify and be in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect (and, in any event, the Borrower is duly qualified as a foreign corporation and in good standing under the laws of the States of Montana and South Dakota), and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.           Corporate Power; Authorization; Enforceable Obligations.

(a)           The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder.  The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement.

(b)           No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) consents, authorizations, filings or notices which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

(c)           This Agreement has been, and each other Loan Document upon execution will be, duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.           No Legal Bar.

(a)           The execution, delivery and performance of this Agreement and the other Loan Documents, (i) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries (other than violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect and after taking into consideration all consents and waivers obtained by the Borrower) and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation

(b)           The borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries (other than violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect and after taking into consideration all consents and waivers obtained by the Borrower) and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

3.6.           No Material Litigation.  Except as set forth on Schedule 3.6 or disclosed in SEC Reports filed prior to the date of this Agreement, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby that could reasonably be expected to have a Material Adverse Effect.

3.7.           No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

3.8.           Ownership of Property.  Except as set forth on Schedule 3.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, or other appropriate property rights in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property.

3.9.           Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for any such Intellectual Property that if it were not so owned or licensed could not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.10.           Taxes.  Each of the Borrower and its Material Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Material Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11.           Federal Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no proceeds of any extension of credit hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock”, except in compliance with applicable law and regulations.

3.12.           Labor Matters.  There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

3.13.           ERISA.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) neither a Reportable Event nor a failure to meet the minimum funding standard (within the meaning of Section 412 of the Code or Sections 303 and 304 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

3.14.           Investment Company Act; Other Regulations.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth on Schedule 3.14, the Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement.

3.15.           Subsidiaries.  (a)  The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower at the date hereof and each Material Subsidiary is indicated by an asterisk on Schedule 3.15.  Schedule 3.15 sets forth as of the date hereof the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.

(b)           There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 3.15.

3.16.           Environmental Matters.  Except as set forth on Schedule 3.16 or disclosed in SEC Reports filed prior to the date hereof, other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Borrower and its Material Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Material Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Material Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Material Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Material Subsidiaries (excluding any use restrictions that may be applicable to any such real property as of the date hereof).

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Material Subsidiaries is, or to the knowledge of the Borrower or any of its Material Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Material Subsidiaries, threatened.

(d)           Neither the Borrower nor any of its Material Subsidiaries has been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           Neither the Borrower nor any of its Material Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, the obligations of the Borrower and its Material Subsidiaries under which remain unsatisfied and unwaived (other than ongoing compliance obligations under any Environmental Law).

(f)           Neither the Borrower nor any of its Material Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

3.17.           Accuracy of Information, etc.  All information, reports and other papers and data (other than projections) furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, in each case at the date thereof, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects.  All projections with respect to the Borrower or any Material Subsidiary, if furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections.  No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contained as of the date thereof any untrue statement of a material fact, or omitted to state any such material fact necessary in order to make the statements contained therein not misleading.

3.18.           Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.

3.19.           Anti-Corruption; OFAC; Anti-Money Laundering.

(a)           Anti-Corruption.  None of the Borrower, any of its Subsidiaries, or any director or officer thereof, nor, to the Borrower’s knowledge, any employee, Affiliate,  agent or representative of the Borrower or of any of its Subsidiaries, has, in the course of its actions for, or on behalf of, the Borrower or any such Subsidiary, directly or indirectly (i) used any corporate funds of the Borrower or any such Subsidiary for any contribution, gift, entertainment or other expenses relating to political activity, in each case, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or corruption Law (each, an “Anti-Corruption Law”), (ii) made any direct or indirect payment to any foreign or domestic government official or employee in violation of any applicable Anti- Corruption Law, (iii) violated or is in violation, in any material respect, of any provision of any applicable Anti-Corruption Law.

(b)           OFAC.

(i)           Neither the Borrower nor any of its Subsidiaries, nor, to the Borrower’s knowledge, any director, officer, employee, agent, Affiliate or representative of the Borrower or any of its Subsidiaries, is, or is owned or controlled by a Person that is, the subject of any sanctions administered or enforced by OFAC (collectively, “Sanctions”).

(ii)           Neither the Borrower nor any of its Subsidiaries is located or organized in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

(iii)           The Borrower will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions.

(c)           Anti-Money Laundering.  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with all applicable Laws relating to terrorism or money laundering (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to any potential material violation of any Anti-Money Laundering Law is pending or, to the knowledge of the Borrower, threatened.

SECTION 4.  CONDITIONS PRECEDENT

4.1.           Conditions Precedent to Signing Date. The effectiveness of this Agreement on the date hereof is subject to the satisfaction of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower and the other parties hereto.

(b)           Fees.  The Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Signing Date.  Without limiting the foregoing, all fees required to be paid under the Fee Letters as of the Signing Date shall have been paid in full.

(c)           Secretary’s Certificate.  The Administrative Agent shall have received certificates of the Borrower, dated the Signing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

(d)           Good Standing.  The Administrative Agent shall have received a copy of a certificate of good standing for the Borrower from the office of the secretary of state of the State of Delaware.

(e)           Legal Opinions.  The Administrative Agent shall have received executed legal opinions addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Joint Lead Arrangers from each of (i) Timothy P. Olson, Senior Corporate Counsel and Corporate Secretary of the Borrower, (ii) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Borrower and its Subsidiaries and (iii) Leonard, Street and Deinard, special counsel to the Borrower and its Subsidiaries.

(f)           Accuracy of Representations and Warranties.  The Administrative Agent shall have received a certificate of the Borrower, dated as of the Signing Date, certifying that each representation and warranty set forth in Article III (other than Sections 3.1(a), 3.4(b), 3.5(b) and 3.18) is true and correct in all material respects as if made on and as of the Signing Date, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

(g)           PATRIOT Act, Etc. The Lenders shall have received, at least five Business Days prior to the Signing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2.           Conditions to Closing Date.  The agreement of each Lender to make the extension of credit requested to be made by it hereunder on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Acquisition Closing.  The Acquisition shall have been consummated substantially concurrently with the Closing Date in accordance with the Acquisition Agreement, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Joint Lead Arrangers’ prior written consent.

(b)           Financial Statements.

(i)           The Lenders shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the three most recent fiscal years ended at least 90 days prior to the Closing Date and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for each subsequent fiscal quarter ended at least 60 days prior to the Closing Date, in each case prepared in conformity with GAAP and (B) such other financial statements and other information or data with respect to the Acquired Assets (as defined in the Acquisition Agreement and as requested by the Administrative Agent) which is required to be provided by the Seller pursuant to Section 5.19 of the Acquisition Agreement as in effect on the date hereof (and the Borrower shall have requested such information from the Seller if directed to do so by the Administrative Agent).

(ii)           The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (ii) above (together with such other pro forma financial statements as shall be required in connection with a registered offering of securities ) prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

(c)           Certificate of Chief Financial Officer. Administrative Agent shall have received a certificate attesting that Borrower and its Subsidiaries (on a consolidated basis, after giving effect to the Transactions) are Solvent, such certificate dated as of the Closing Date and signed by the chief financial officer of the Borrower, in substantially the form of Exhibit G.

(d)           Fees.  The Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.  Without limiting the generality of the foregoing, all fees required to be paid under the Fee Letters as of the Closing Date shall have been paid in full.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e)           PATRIOT Act, Etc. The Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent not previously delivered, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(f)           Accuracy of Representations and Warranties.  The representations and warranties set forth in each of Sections 3.3(a), 3.4, 3.5(a)(i) (as if the words “Requirement of Law or any Contractual Obligation” were replaced with “material Requirement of Law or material debt instrument, including the Existing Credit Agreement” and without giving effect to the Material Adverse Effect qualification therein), 3.5(b)(i) (as if the words “Requirement of Law or any Contractual Obligation” were replaced with “material Requirement of Law or material debt instrument, including the Existing Credit Agreement” and without giving effect to the Material Adverse Effect qualification therein),  3.11, 3.14, 3.18 and 3.19 and the representations made by or on behalf of the Seller and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower, or an Affiliate of the Borrower, has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement) shall be true and correct in all material respects as if made on and as of the Closing Date, before and after giving effect thereto and the application of the proceeds of the Loans, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct in all material respects as of such other time.

(g)           No Target Material Adverse Effect. Since December 31, 2012, there shall not have occurred a Target Material Adverse Effect.

(h)           No Default.  No Event of Default pursuant to Sections 7(a), 7(c), 7(e), 7(f), 7(i) or 7(j) of this Agreement, shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(i)           Borrowing Notice. The Borrower shall have delivered to Administrative Agent a Borrowing Notice meeting the requirements of Section 2.2 and which certifies that the conditions precedent in this Section 4.2 have been satisfied.

(j)           Legal Opinion.  The Administrative Agent shall have received an executed legal opinion covering matters of Federal and state energy Law, including any consent, approval, authorization or order obtained from any related Governmental Authority, addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Joint Lead Arrangers from Timothy P. Olson, Senior Corporate Counsel and Corporate Secretary of the Borrower.

SECTION 5.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until such time as no Commitments remain in effect and no Loan or other Obligation is owing to any Lender or the Administrative Agent hereunder (other than any Obligation for indemnifications or reimbursements in respect of which no claim or demand for payment has been made), the Borrower shall and shall cause each of its Subsidiaries to:

5.1.           Financial Statements.  Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the actual figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing, provided that delivering to the Administrative Agent copies of the Borrower’s Annual Report on Form 10-K for such period shall satisfy the foregoing requirements; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the actual figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), provided that delivering to the Administrative Agent copies of the Borrower’s Quarterly Report on Form 10-Q for such period shall satisfy the foregoing requirements;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).  Information required to be delivered pursuant to the foregoing Section 5.1(a) and (b) or pursuant to Section 5.2(c) below shall be deemed to have been delivered on the date on which Borrower delivers electronic copies of such information to the Administrative Agent or on the date on which the Borrower provides notice (including notice by e-mail) to the Administrative Agent (which notice the Administrative Agent will convey promptly to the Lenders) that such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.2(a) or (b).

5.2.           Certificates; Other Information.  Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to the professional standards and customs of their profession);

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible

Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c)           within five Business Days after the same are sent, copies of all reports that the Borrower sends to the holders of any class of its public equity securities and, within five Business Days after the same are filed, copies of all registration statements, SEC Reports and other material reports that the Borrower may file with the SEC;

(d)           concurrently with the delivery thereof or promptly after receipt thereof, a copy of all notices of default by the Borrower under either Indenture; and

(e)           promptly, such additional financial and other information (including any bondable capacity reports or information then available) as any Lender may, through the Administrative Agent, from time to time reasonably request.

5.3.           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, material to the Borrower and its Subsidiaries taken as a whole, except where the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4.           Conduct of Business and Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.2 and except, in the case of clause (ii) above, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.           Maintenance of Property; Insurance.  (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and casualties excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and (c) except pursuant to Dispositions not prohibited hereby, maintain ownership, directly (and not through any Subsidiary), of all or substantially all of the businesses and assets of the Utility Business.

5.6.           Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

5.7.           Notices.  Within five days after the Borrower or any of its Subsidiaries has knowledge of such event or circumstance under clause (a) below, within ten days after the Borrower or any of its Subsidiaries has knowledge of such event or circumstance under clause (b), (c) or (f) below, and within thirty days after the Borrower or any of its Subsidiaries has knowledge of such event or circumstance under clause (d) or (e) below, give notice to the Administrative Agent of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Material Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Material Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any of its Material Subsidiaries (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which if such relief is obtained could reasonably be expected to have a Material Adverse Effect, or (iii) which directly relates to any Loan Document;

(d)           (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)           any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower; and

(f)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.  For purposes of this Section  5.7, the Borrower shall be deemed to have knowledge of an event or circumstance if (i) the chief executive officer, president, chief financial officer, treasurer, general counsel or any assistant general counsel has actual knowledge or receives written notice thereof or (ii) any other officer of the Borrower charged with responsibility for the matter that is the subject of such notice requirement knows or should have known that such notice was required.

5.8.           Environmental Laws.  (a) Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in any such case as such failure to comply or obtain would not reasonably be expected to have a Material Adverse Effect.

(b)           Conduct and complete all material investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws.

5.9.           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.10.           Use of Proceeds.  Use the proceeds of the Loans to finance the (a) Acquisition and (b) the payment of Transaction Costs.

5.11.           Credit Ratings.  Use commercially reasonable efforts to maintain ratings by each of Moody’s, Fitch and Standard & Poor’s with respect to the Facility.

SECTION 6.  NEGATIVE COVENANTS

The Borrower hereby agrees that, until such time as no Commitments remain in effect and no Loan or other Obligation is owing to any Lender or the Administrative Agent hereunder (other than any Obligation for indemnifications or reimbursements in respect of which no claim or demand for payment has been made), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1.           Consolidated Debt to Capitalization Ratio.  Permit the Consolidated Debt to Capitalization Ratio as of the end of any fiscal quarter of the Borrower to exceed 70.0%.

6.2.           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or, in the case of the Borrower, Dispose of all or substantially all of the South Dakota Utility Business, the Montana Utility Business or the Acquired Facilities, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower.

6.3.           Limitation on Transactions with Affiliates.  Other than any transaction set forth on Schedule 6.3, enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower and its Subsidiaries) unless such transaction is (a) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.4.           Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.5.           Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Material Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements governing the Permanent Acquisition Financing and (e) any other agreement listed on Schedule 6.5.

6.6.           Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary to (a) pay dividends or make distributions with respect to the Capital Stock of such Subsidiary held by the Borrower or any other Subsidiary or (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing on the date hereof under the Indentures and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.7.           Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto, including giving effect to the Acquisition.

SECTION 7.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, or (ii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, in the case of clause (ii), within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement of the Borrower furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           the Borrower shall default in the observance or performance of any agreement contained in clause (b)(iii) of Section 3.19 or clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only) or Section 6 of this Agreement; or

(d)           the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, other than as provided in paragraphs (a) through (c) of this Section, and such default shall continue unremedied for a period of 30 days; or

(e)           (A) the Borrower or any of its Material Subsidiaries shall (i) default in making any payment of any principal of, or interest on, any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000 or (B) there shall be an Event of Default under the Existing Credit Agreement; or

(f)           (i) the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to meet the minimum funding standard (within the meaning of Section 412 of the Code or Sections 303 and 304 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA in an involuntary or distress termination, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)           there shall occur an “Event of Default” under the South Dakota First Mortgage Indenture or a “Default” under the Montana First Mortgage Indenture; provided that the waiver or cure of such “Event of Default” under the South Dakota First Mortgage Indenture, or such “Default” under the Montana First Mortgage Indenture, as the case may be, and the rescission and annulment of the consequences thereof under such Indenture will constitute a cure of the corresponding Event of Default hereunder and a rescission or annulment of the consequences thereof; or

(j)           any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8.  THE ADMINISTRATIVE AGENT

8.1.           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2.           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3.           Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4.           Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of  the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.           Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.           Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though the Administrative Agent were not an agent hereunder.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9.           Successor Agents.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as such agent hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an agent under this Agreement and the other Loan Documents.

8.10.           The Joint Lead Arrangers; the Syndication Agent; the Documentation Agent.  Neither the Joint Lead Arrangers, nor the Syndication Agent nor the Documentation Agent, in their respective capacities as such, shall have any duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 9.  MISCELLANEOUS

9.1.           Amendments and Waivers.

(a)           Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.

(b)           The Required Lenders and the Borrower  may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (y) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender; provided, further, that no such waiver and no such amendment, supplement or modification shall, without the consent of the requisite Lenders specified below:

(i)           forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)           amend, modify or waive any provision of this Section, reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of all the Lenders;

(iii)           amend, modify or waive any condition precedent to any extension of credit under the Facility set forth in Section 4.2 (including the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of all Lenders;

(iv)           reduce the percentage specified in the definition of Required Lenders without the consent of all of the Lenders;

(v)           amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(vi)           amend, modify or waive any provision of Section 2.12 or 9.7 without the consent of each Lender directly affected thereby;

(vii)           impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of all the Lenders; or

(viii)           except as provided in Section 2.19, change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.12, without the written consent of each Lender whose pro rata share could otherwise be reduced thereby.

(c)           Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.

(d)           For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2.           Notices.

(a)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic communication), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic communication, when received, addressed (i) in the case of the Borrower and the Administrative Agent, as set forth below, (ii)  in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and

Acceptance, in such Assignment and Acceptance, and (iii)  in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Northwestern Corporation 3010 West 69th Street Sioux Falls, South Dakota 57108 Attention: Chief Financial Officer Telephone: (605) 978-2909 Facsimile: (605) 978-2910 Email: brian.bird@northwestern.com
with a copy to:	Northwestern Corporation 208 N. Montana Avenue, Suite 205 Helena, Montana 59601 Attention: General Counsel Telephone: (406) 443-8958 Facsimile: (406) 449-8331 Email: heather.grahame@northwestern.com
The Syndication Agent:	Bank of America N.A. Attn: Carlos Morales Mail Code: IL4-135-04-61 135 S. LaSalle St., Chicago, IL 60603
The Administrative Agent:	Credit Suisse AG Eleven Madison Avenue New York, NY 10010 Attention: Agency Manager Telephone: 919-994-6369 Facsimile: 212-322-2291 Email: agency.loanops@credit-suisse.com provided that any notice, request or demand to or upon the any Agent or any Lender shall not be effective until received.

(b)           The Borrower hereby acknowledges that (i) the Administrative Agent may, but shall not be obligated to make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.1), (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower has a reasonable time to review such Borrower Materials and promptly notifies the Administrative Agent that any such document contains material nonpublic information:  (1) the Loan Documents, (2) any notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Sections  5.1 and 5.2(b).

(c)           Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LENDER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF BORROWER MATERIALS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.3.           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.           Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5.           Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (including legal expenses (but limited to expenses of one legal counsel and, if reasonably necessary or advisable, of one regulatory counsel and a single local counsel in any relevant jurisdiction)) (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse the Administrative Agent and, if incurred during the continuance of an Event of Default, each Lender for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to such Person (including the allocated fees and disbursements and other charges of in-house counsel, but otherwise limited to expenses of one legal counsel and, if reasonably necessary or advisable, of one regulatory counsel and a single local counsel in any relevant jurisdiction for all such Persons unless, in the reasonable opinion of any such Person, representation of all such Persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest), (c) to pay, indemnify, or reimburse each Lender, and the Administrative Agent for, and hold each Lender, and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective Affiliates, successors and assigns, and their respective officers, directors, trustees, employees, advisors, agents, controlling persons and members (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (and in each case regardless of whether such matter is initiated by a third party or by the Borrower or the Seller or any of their respective Affiliates or equity holders) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability related to any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that no Indemnitee will be indemnified for any claim, loss, damage, liability or expense to the extent the same resulted from (A) the gross negligence, bad faith or willful misconduct of the respective Indemnitee, any of its Affiliates or their respective officers, directors, trustees, employees, advisors, agents, controlling persons and members (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (B) any claim, litigation, investigation or proceeding solely between or among Indemnified Persons other than actions against the Administrative Agent, the Joint Lead Arrangers or other persons acting in an agency or similar role in their capacity as such (and which does not involve an act or omission of the Borrower or any of its affiliates) and (C) any legal expenses in excess of the expenses of one legal counsel and, if reasonably necessary or advisable, of one regulatory counsel and a single local counsel in any relevant jurisdiction for all Indemnitees unless, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information, data, reports or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (unless it is finally judicially determined that such interception was directly a result of the gross negligence or willful misconduct of such Indemnitee) or for any special, indirect, consequential or punitive damages in connection with the Facilities.  Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to Brian Bird (Telephone:  (605) 978-2909; Fax:  (605) 978-2910; Email:  brian.bird@northwestern.com), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6.           Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)           Any Lender may, in the ordinary course of its business, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participating interest, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder or extend or increase any Commitment hereunder, in each case to the extent subject to such participating interest.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits and subject to the obligations of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender or Assignee under Section  9.6(c); provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section; and provided, further, that (A) such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an Assignee under Section  9.6(c) and (B) no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate or Related Fund of a Lender or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually, for its acceptance and recording in the Register together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and, if the Assignee shall not be a Lender, deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms; provided that with respect to assignments of Commitments, no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $2,500,000 and increments of $1,000,000 in excess thereof (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent and provided further that (i) from the Closing Date, no such consent of the Borrower to assignments shall be required, and (ii) no consent of the Borrower shall be required to a Permitted Assignee (and the Administrative Agent shall notify the Borrower of any assignment made pursuant to this clause (ii)).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.13, 2.14 and 9.5, in respect of the period prior to such effective date).  Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated.

(d)           No such assignment shall be made (i) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

(e)           No such assignment shall be made to a natural Person.

(f)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(h)           Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment by the applicable Assignor or Assignee to the Administrative Agent of a registration and processing fee of $3,500, if applicable, an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder) and any applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.  The Borrower, at its own expense, promptly upon receipt of a request by the Administrative Agent, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment, upon request, a new Note to the order of the Assignor in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of the relevant assignment and shall otherwise be in the form of the Note or Notes replaced thereby.

(i)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(j)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (f) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

9.7.           Adjustments; Set-off.  (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under the Facility; and except as expressly provided herein with respect to Defaulting Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of  the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application; and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.8.           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.           Integration.  This Agreement, the Fee Letters and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Joint Lead Arrangers, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.           Submission To Jurisdiction; Waivers.  The Borrower, each Lender and the Administrative Agent hereby irrevocably and unconditionally:

(a)               submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 9.2 or at such other address of which the other parties hereto shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.           No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its stockholders or their respective Affiliates.  The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its Affiliates or their respective stockholders, on the other.  The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (b) in connection therewith and with the process leading thereto, (ii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its Affiliates or their respective stockholders, in each case, with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or their respective Affiliates on other matters) except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions contemplated hereby and the process leading thereto.  The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions contemplated hereby or the process leading thereto.  The Borrower acknowledges no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower and the Lender Parties.

9.14.           Confidentiality.  The Administrative Agent and each of the Lenders agrees to keep confidential all non-public information provided or made available to it by, or on behalf of, the Borrower in connection with this Agreement and the transactions contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any Joint Lead Arrangers, the Administrative Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority or self-regulatory organization having jurisdiction over it, (e) in response to any order, audit, request, review or inquiry of any court or other Governmental Authority or self-regulatory organization or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding relating to any Obligation, this Agreement, any other Loan Document, the Indentures, or any transaction contemplated hereby or thereby, (g) that has been publicly disclosed other than in breach of this Section, (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or any nationally recognized regulatory authority) that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents.  Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.15.           Accounting Changes.  In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Lenders and the

Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in GAAP or other accounting principles.

9.16.           WAIVERS OF JURY TRIAL.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.           USA PATRIOT ACT.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

9.18.           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption made pursuant to Section 9.6(b) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Blank.  Signature pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORTHWESTERN CORPORATION, as Borrower
By:	/s/ Brian B. Bird
	Name:	Brian B. Bird
	Title:	VP, Chief Financial Officer

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signatory

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

BANK OF AMERICA, N.A. as a Lender
By:	/s/ Carlos Morales
	Name:	Carlos Morales
	Title:	Senior Vice President

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

JPMorgan Chase Bank, N.A. as a Lender
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

Canadian Imperial Bank of Commerce, New York Branch as a Lender
By:	/s/ Robert Casey
	Name:	Robert Casey
	Title:	Authorized Signatory

By:	/s/ Gordon Eadon
	Name:	Gordon Eadon
	Title:	Authorized Signatory

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kevin D. Smith
	Name:	Kevin D. Smith
	Title:	Senior Vice President

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

Royal Bank of Canada as a Lender
By:	/s/ Rahul D. Shah
	Name:	Rahul D. Shah
	Title:	Authorized Signatory

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

U.S. Bank National Association, as a Lender
By:	/s/ Eric J. Cosgrove
	Name:	Eric J. Cosgrove
	Title:	Vice President

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

UNION BANK, N.A., as a Lender
By:	/s/ Y. Joanne Si
	Name:	Y. Joanne Si
	Title:	Vice President

Signature Page to NorthWestern Corporation
Senior Bridge Credit Agreement

Commitment Appendix

Lender	Commitment Amount

Credit Suisse AG	$315,000,000
Bank of America, N.A.	$315,000,000
JPMorgan Chase Bank, N.A.	$70,000,000
CIBC World Markets Inc.	$40,000,000
KeyBank National Association	$40,000,000
Royal Bank of Canada	$40,000,000
U.S. Bank National Association	$40,000,000
Union Bank, N.A.	$40,000,000

ANNEX A

PRICING GRID

Debt Rating:	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin	Base Rate Margin	Eurodollar Margin
Pricing Level I A/A2/A or higher	0.0%	0.875%	0.375%	1.375%	0.875%	1.875%	1.375%	2.375%
Pricing Level II A-/A3/A-	0.125%	1.125%	0.625%	1.625%	1.125%	2.125%	1.625%	2.625%
Pricing Level III BBB+/Baa1/ BBB+	0.25%	1.25%	0.75%	1.75%	1.25%	2.25%	1.75%	2.75%
Pricing Level IV BBB/Baa2/ BBB	0.50%	1.50%	1.00%	2.00%	1.50%	2.50%	2.00%	3.00%
Pricing Level V BBB-/Baa3/ BBB- or lower	0.75%	1.75%	1.25%	2.25%	1.75%	2.75%	2.25%	3.25%

SCHEDULE 1.1

PERMITTED ASSIGNEES

Existing Syndicate Banks
Bank of America
CIBC
Credit Suisse
JPMorgan
KeyBank
RBC
U.S. Bank
Union Bank
Potential Syndicate Banks
Bank of the West
BBVA/Compass
BNP Paribas
BoNY Mellon
CoBank
Credit Agricole
Deutsche Bank
Fifth Third
Huntington
ING
Northern Trust
PNC Bank
RBS
Scotia
SunTrust
UBS
Wells Fargo

SCHEDULE 3.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

1.           The Borrower is subject to Section 204 of the Federal Power Act.  Prior to the Closing, the Borrower will apply to the Federal Energy Regulatory Commission (the “FERC”) for authority to borrow the Loan under the Credit Agreement.

2.           The Montana Public Service Commission (“MPSC”) takes the position that its approval is required in connection with the issuance of debt by entities subject to the regulation and oversight of the MPSC.  The Borrower is subject to the regulation and oversight of the MPSC in connection with its conduct of the utility business in the State of Montana, including with respect to the issuance of debt securities specifically relating to such business.  Without conceding its position that the MPSC may not have jurisdiction over this financing, the Borrower intends to file an application with the MPSC prior to the Closing, pursuant to the Montana Code Annotated §§ 69-3-501 through 69-3-507, seeking authorization for the Borrower to borrow the Loan under the Credit Agreement.

SCHEDULE 3.6

LITIGATION

None.

SCHEDULE 3.8

TITLE TO PROPERTY

As of the Signing Date:	None.

As of the Closing Date:	The items on Schedule 3.10(a)(ii) and Schedule 3.10(b)(ii) of the Acquisition Agreement as in effect on the date hereof.

SCHEDULE 3.14

LIMITING REGULATIONS

See Schedule 3.4.

SCHEDULE 3.15

SUBSIDIARIES OF THE BORROWER

Name of Company	Jurisdiction of Organization	Percentage Owned
NorthWestern Services, LLC	Delaware	100
Canadian-Montana Pipe Line Corporation	Canada	100
Montana Generation, LLC	Delaware	1001
Clark Fork and Blackfoot, L.L.C.	Montana	100
Risk Partners Assurance, Ltd.	Bermuda	100
Willow Creek Gathering, LLC	Nevada	75
Lodge Creek Pipelines, LLC	Nevada	75

__________________________________
1	Indirect ownership. Montana Generation, LLC is 100% owned by NorthWestern Services LLC.

SCHEDULE 3.16

ENVIRONMENTAL

None.

SCHEDULE 6.3

AFFILIATE TRANSACTIONS

None.

SCHEDULE 6.5

NEGATIVE PLEDGES

Stipulation and Settlement Agreement dated July 8, 2004 by and among the Borrower, the Montana Public Service Commission and the Montana Consumer Counsel.

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.2 (b) of the Senior Bridge Credit Agreement, dated as of November 12, 2013, as amended, supplemented or modified from time to time (the “Credit Agreement”), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, as administrative agent.

I am the duly elected, qualified and acting [____________], and a Responsible Officer, of the Borrower.

I have reviewed and am familiar with the contents of this Certificate.

I have reviewed the terms of the Credit Agreement and the Loan Documents to which the Borrower is a party and have made, or caused to be made under my supervision, a review in reasonable detail of the financial condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this _____ day of _______, 20__.

NORTHWESTERN CORPORATION
By:
Name:
Title:

A-1

Attachment 2
to EXHIBIT A

The information described herein is as of _________, and pertains to the period from __________ __, 20__ to ____________ __, 20__.

[Set forth Covenant Calculations]

A-2

EXHIBIT B

SECRETARY’S CERTIFICATE

Pursuant to subsection 4.1(c) of the Senior Bridge Credit Agreement dated as of November 12, 2013 (the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meanings given such terms in the Credit Agreement), among NORTHWESTERN CORPORATION d/b/a NORTHWESTERN ENERGY, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and CREDIT SUISSE AG, as administrative agent, the undersigned hereby certifies that he is the duly elected and qualified Corporate Secretary of the Borrower and solely in such capacity further certifies as follows:

1.      Attached hereto as Annex 1 is a true and complete copy of resolutions duly and validly adopted by the board of directors of the Borrower (the “Board of Directors”) on September 23, 2013 (the “Resolutions”).  The Resolutions have not in any way been altered, amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect[, and no other resolutions have been adopted by the Board of Directors relating to the Credit Agreement].

2.      Attached hereto as Annex 2 is a true and complete copy of the Amended and Restated Bylaws of the Borrower, effective as of October 26, 2011 (the “Bylaws”).  As of the date hereof, the Bylaws are in full force and effect and have not been amended, repealed, modified or restated.

3.      Attached hereto as Annex 3 is a true and complete copy of the Amended and Restated Certificate of Incorporation of the Borrower, effective as of November 1, 2004 (the “Certificate of Incorporation”).  As of the date hereof, the Certificate of Incorporation has not been amended, repealed, modified or restated.

4.      Attached hereto as Annex 4 is a certificate of good standing for the Borrower from the Secretary of State of the state of Delaware.

5.      Brian B. Bird is the duly elected and qualified Vice President and Chief Financial Officer of the Borrower, and the signature appearing opposite his name below is his true and genuine signature.  Mr. Bird is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party.

NAME	OFFICE	SIGNATURE

Brian B. Bird	Vice President and Chief
Financial Officer

B-1

The undersigned have executed this Secretary’s Certificate as of November 12, 2013.

Timothy P. Olson
Senior Corporate Counsel and Corporate Secretary

I, Brian B. Bird, Vice President and Chief Financial Officer of the Borrower, certify that Timothy P. Olson is the duly qualified Senior Corporate Counsel and Corporate Secretary of the Borrower and that the signature set forth above is his genuine signature.

Brian B. Bird
Vice President and Chief Financial Officer

B-2

EXHIBIT C

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$____________	New York, New York
[DATE]

FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION d/b/a NORTHWESTERN ENERGY, a Delaware corporation (the “Borrower”), hereby promises to pay to ___________________ (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Maturity Date the principal amount of (a) _________ DOLLARS ($______), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.9 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Senior Bridge Credit Agreement dated as of November 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto, and Credit Suisse AG, as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

NORTHWESTERN CORPORATION

By:
Name:
Title:

Schedule A
to Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT D

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
[and is an Affiliate/Related Fund of [identify Lender]2]
3.	Borrower:	NorthWestern Corporation d/b/a NorthWestern Energy
4.	Administrative Agent:	Credit Suisse AG, as Administrative Agent under the Credit Agreement
5.	Credit Agreement:
Senior Bridge Credit Agreement dated as of November 12, 2013 among NorthWestern Corporation d/b/a NorthWestern Energy, as Borrower, the Lenders party thereto, and Credit Suisse AG, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans3	CUSIP Number
$	$	%
$	$	%
$	$	%

Effective Date:  _____________ ___, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
______________________________
2	Select as applicable.
3	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit D

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

NORTHWESTERN CORPORATION
By:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) it has not created any lien, encumbrance or other adverse claim upon the Assigned Interest and the Assigned Interest is free and clear of any such lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement or any other Loan Document, (ii) it satisfies the requirements, if any, specified in the Credit Agreement or any other Loan Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement or any other Loan Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement or any other Loan Document, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Lender not formed under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or any other Loan Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Senior Bridge Credit Agreement, dated as of November 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, as administrative agent.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  _______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.14(d) of the Credit Agreement.

The Non-U.S. Lender hereby represents and warrants that:

The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the administrative agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Senior Bridge Credit Agreement, dated as of November 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, as administrative agent.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  _______________________ (the “Non-U.S. Participant”) is providing this certificate pursuant to subsection 2.14(d) of the Credit Agreement.

The Non-U.S. Participant hereby represents and warrants that:

The Non-U.S. Participant is the sole record and beneficial owner of the participating interest(s) in respect of which it is providing this certificate.

The Non-U.S. Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Participant further represents and warrants that:

the Non-U.S. Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

the Non-U.S. Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

The Non-U.S. Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform its participating Lender in writing, and (2) the undersigned shall have at all times furnished its participating Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Senior Bridge Credit Agreement, dated as of November 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, as administrative agent.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  _______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.14(d) of the Credit Agreement.

The Non-U.S. Lender hereby represents and warrants that:

The Non-U.S. Lender is the sole record owner of, and its direct or indirect partners/members are the beneficial owners of, the Loans or the obligations evidenced by Note(s)  in respect of which it is providing this certificate.

Neither the Non-U.S. Lender nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

Neither the Non-U.S. Lender nor any of its direct or indirect partners/members are subject to regulatory or other legal requirements as a bank in any jurisdiction;

Neither the Non-U.S. Lender nor any of its direct or indirect partners/members have been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

Neither the Non-U.S. Lender nor any of its direct or indirect partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

Neither the Non-U.S. Lender nor any of its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the administrative agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the

Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Senior Bridge Credit Agreement, dated as of November 12, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Credit Suisse AG, as administrative agent.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  _______________________ (the “Non-U.S. Participant”) is providing this certificate pursuant to subsection 2.14(d) of the Credit Agreement.

The Non-U.S. Participant hereby represents and warrants that:

The Non-U.S. Participant is the sole record owner of, and its direct or indirect partners/members are the beneficial owners of, the participation interests in respect of which it is providing this certificate.

Neither the Non-U.S. Participant nor any of its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

Neither the Non-U.S. Participant nor any of its direct or indirect partners/members are subject to regulatory or other legal requirements as a bank in any jurisdiction;

Neither the Non-U.S. Participant nor any of its direct or indirect partners/members have been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

Neither the Non-U.S. Participant nor any of its direct or indirect partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

Neither the Non-U.S. Participant nor any of its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform its participating Lender, and (2) the undersigned shall have at all times furnished its participating Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

EXHIBIT F

FORM OF BORROWING NOTICE

Date:  ___________, _____

To:           Credit Suisse AG, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Bridge Credit Agreement, dated as of November 12, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Credit Suisse AG, as Administrative Agent.

The undersigned hereby requests (select one):

A Borrowing of Loans

1.	On ______________________________ (a Business Day).
2.	In the amount of $_____________________
3.	Comprised of
[Type of Loan requested]
4.	Wire instructions for Borrower’s account:_________
5.	For Eurodollar Rate Loans: with an Interest Period of _____ [months][weeks].

The Borrowing requested herein complies with Section 2.2 of the Agreement.

F-1

The Borrower hereby represents and warrants that the conditions specified in Section 4.2 shall be satisfied on and as of the date of the Borrowing Date.

NORTHWESTERN CORPORATION

as the Borrower

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[__], 2013

This Solvency Certificate (“Certificate”) of NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (“NorthWestern” or the “Borrower”), and its Subsidiaries is delivered pursuant to Section 4.2(c) of the $900,000,000 Senior Bridge Credit Agreement dated as of November 12, 2013 (the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto, and Credit Suisse AG, as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [Brian B. Bird], the duly elected, qualified and acting [Vice President and Chief Financial Officer] of NorthWestern and its Subsidiaries, DO HEREBY CERTIFY, as follows:

1.           I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

2.           As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of NorthWestern and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of NorthWestern and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

3.           As of the date hereof, after giving effect to the Transactions, NorthWestern and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

4.           As of the date hereof, after giving effect to the Transactions, NorthWestern and its Subsidiaries, on a consolidated basis are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5.           NorthWestern and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.

6.           As of the date hereof, before and after giving effect to the Transactions, NorthWestern and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated

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basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

7.           For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has hereunto executed this Solvency Certificate in the name of NorthWestern on the date set forth above.

By:
Brian B. Bird
Vice President and Chief Financial Officer